                             SETTLEMENT AGREEMENT


     THIS SETTLEMENT AGREEMENT is entered into effective as of June 25, 1996, between DEAN NICHOLSON ("Nicholson"), and GARDEN VALLEY NATURALS, INC., a California corporation ("GVN"), with reference to the following facts:

     A. Nicholson and GVN entered into that certain Employment Agreement dated November 1, 1995 (the "Employment Agreement"), pursuant to which GVN agreed to employ Nicholson.

     B. Nicholson and GVN have agreed to terminate the Employment Agreement pursuant to the terms hereof.

     NOW, THEREFORE, the parties agree as follows:

     1. Nicholson and GVN hereby terminate the Employment Agreement effective as of June 25, 1996 (the "Effective Date").

     2. In connection with the termination of the Employment Agreement, GVN shall pay to Nicholson a total of $175,000 payable in 24 equal installments of $7,291.67 on the last day of each month commencing on July 31, 1996, and continuing through June 30, 1998. If GVN fails to make an installment payment within 15 days when due, interest shall accrue on the unpaid installment at the rate of eight percent (8%) per annum from the due date until the date when paid.

     3. After the Effective Date, the parties shall have no further obligations under the Employment Agreement and Nicholson shall not be entitled to receive any salary, employee benefits, or any other compensation or benefits under the Employment Agreement for any period after the Effective Date.

     4. Nicholson and GVN hereby release each other from all claims, damages, liabilities, obligations, costs, and fees, including, without limitation, attorneys' fees, arising out of or related to the Employment Agreement and the employment of Nicholson by GVN (the "Released Matters"). This mutual release shall be a full and final accord and satisfaction and general release from all Released Matters. The parties acknowledge that they are familiar with Section 1542 of the California Civil Code which provides as follows:

     A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

     Excludes from Release any medical claim arising from injury sustained March 4, 1997.

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     The parties waive any right which either of them has, or may have, under
Section 1542 to the full extent that they may lawfully waive these rights pertaining to the Released Matters.

     5. This Agreement contains the entire agreement between the parties with respect to the subject matter contained in it and supersedes any and all other agreements and understandings among the parties, oral and written, with respect to such subject matter.

     6. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

     7. If any dispute arises out of the terms of this Agreement, the prevailing party or parties in any legal proceeding or arbitration shall be entitled to recover attorneys' fees and costs incurred by it or them in that proceeding or arbitration.

     8. Nicholson agrees to hold in confidence and not disclose to any third party without the prior written consent of GVN any proprietary or confidential information of GVN. Proprietary or confidential information refers to any information not generally known among GVN's competitors and that has commercial value to GVN. By way of illustration, but not limitation, proprietary or confidential information includes (a) developments, improvements, trade secrets, formulae, processes, techniques, know-how and data; (b) plans for research, development, new products, marketing and selling; information related to business plans, budgets and unpublished financial statements; prices and costs; information regarding suppliers and customers; and (c) any information designated by GVN as confidential. For a period of two years after the date of this Agreement, Nicholson shall not induce or solicit (i) any employee or consultant of GVN to engage in any other employment or activity of any other person or entity or (ii) any client or potential client of GVN for goods and services similar to those provided by GVN.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                       GARDEN VALLEY NATURALS, INC.


                                       By: /s/ Floyd Hill
                                           -----------------------------------
                                           Floyd Hill, Chairman


                                                                         "GVN"

                                       /s/  DEAN NICHOLSON
                                       ---------------------------------------
                                           DEAN NICHOLSON


                                                                   "Nicholson"



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